Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIONHEART ACQUISITION CORPORATION II

Pursuant to Section 242 of the

Delaware General Corporation Law

The undersigned, being a duly authorized officer of LIONHEART ACQUISITION CORPORATION II (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.                   The name of the Corporation is Lionheart Acquisition Corporation II.

2.                   The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 23, 2019. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 13, 2020.

3.                   This Amendment to the Amended and Restated Certificate of Incorporation further amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.                   This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the stock entitled to vote at a meeting of stockholders in accordance with ARTICLE NINTH of the Amended and Restated Certificate of Incorporation and the provisions of Sections 242 the General Corporation Law of the State of Delaware (the “GCL”).

5.                   The references to “18 months” in Article NINTH, sections 9.1(b), 9.2(d) and 9.7 of the Amended and Restated Certificate of Incorporation are hereby replaced and substituted for 24 months.

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 27th day of January, 2022.

Name:

/s/ Ophir Sternberg

Title:

Chairman, President and Chief Executive Officer